                                                                 EXHIBIT 2(g)(i)

                               UM INVESTMENT TRUST

                              MANAGEMENT AGREEMENT
                            (UM MULTI-STRATEGY FUND)

         AGREEMENT made this 11th day of December, 2001 by and between UM INVESTMENT TRUST, a Massachusetts business trust (the "Fund"), with respect to its UM MULTI-STRATEGY FUND series (the "Series"), and UNDISCOVERED MANAGERS, LLC, a Delaware limited liability company (the "Manager").

                                   WITNESSETH:

         WHEREAS, the Fund and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Series;

         NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

         1. (a) The Fund hereby employs the Manager to furnish the Fund with Portfolio Management Services (as defined in Section 2 hereof), subject to the authority of the Manager to delegate certain of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as and to the extent permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

                  (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services (and assumption of related expenses) to one or more other parties (each such party, a "Sub-Adviser"), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the Investment Company Act of 1940 and the rules thereunder (the "1940 Act") applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Series), subject, however, to such exemptions as may be granted by the Securities and Exchange Commission. Any Sub-Adviser may (but need not) be affiliated with the Manager.

                  (c) In the event that the Manager delegates to one or more Sub-Advisers all or part of its responsibilities hereunder with respect to the provision of Portfolio Management Services, the Manager hereby agrees to furnish to the Fund the following services ("Oversight Services"):

                           (i) supervision and oversight of each Sub-Adviser's provision of Portfolio Management Services with respect to the Series;

                           (ii) periodic evaluation of the Portfolio Management Services provided by each Sub-Adviser, and of the investment performance of the Series;

                           (iii) advice to and consultation with the Board of Trustees of the Fund with respect to matters relating to the investment operations of the Series, including matters relating to the selection, evaluation, retention and possible termination of each Sub-Adviser; and

                           (iv) regular reporting to the Board of Trustees of the Fund with respect to the foregoing matters.

         2. As used in this Agreement, "Portfolio Management Services" means management of the investment and reinvestment of the assets belonging to the Series, consisting specifically of the following:

                  (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Series in accordance with the Series' investment objectives and policies;

                  (b) taking such steps as are necessary to implement the investment policies of the Series by purchasing and selling securities (including interests in pooled investment vehicles), including the placing of orders for such purchase and sale; and

                  (c) regularly reporting to the Board of Trustees of the Fund with respect to the implementation of the investment policies of the Series.

         3. Nothing in this Agreement shall require the Manager to bear, or to reimburse the Fund for:

                  (a) office space, office supplies, facilities and equipment for the Fund;

                  (b) executive and other personnel for managing the affairs of the Fund, other than for the provision of (1) Portfolio Management Services and (2) Oversight Services (if the Manager shall have delegated to one or more Sub-Advisers any or all of its responsibilities hereunder with respect to the provision of Portfolio Management Services);

                  (c) any of the costs of printing and mailing the items referred to in Sub-Section (p) of this Section 3;

                  (d) any of the costs of preparing, printing and distributing sales literature;

                  (e) compensation of trustees of the Fund who are not directors, officers or employees of the Manager or of any affiliated person (other than a registered investment company) of the Manager;

                  (f) registration, filing and other fees in connection with requirements of regulatory authorities;

                  (g) the charges and expenses of any entity appointed by the Fund for custodial, paying agent, shareholder servicing and plan agent services;

                  (h) charges and expenses of independent accountants retained by the Fund;

                  (i) charges and expenses of any transfer agents and registrars appointed by the Fund;

                  (j) brokers' commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

                  (k) taxes and fees payable by the Fund to federal, state or other governmental agencies;

                  (l) any cost of certificates representing shares of the Fund;

                  (m) legal fees and expenses in connection with the affairs of the Fund, including fees and expenses incurred in connection with compliance with federal and state securities and other laws;

                  (n) expenses of meetings of shareholders and trustees of the Fund;

                  (o) interest, including interest on borrowings by the Fund;

                  (p) the costs of services, including services of counsel, required in connection with the preparation of the Fund's registration statements and offering memoranda, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Fund, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities; and

                  (q) the Fund's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

         4. All activities undertaken by the Manager or any Sub-Adviser pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Fund, any duly constituted committee thereof or any officer of the Fund acting pursuant to like authority.

         5. The services to be provided by the Manager and any Sub-Adviser hereunder are not to be deemed exclusive and the Manager and any Sub-Adviser shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

         6. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Fund shall pay the Manager compensation at the Performance Fee Rate (or such lesser amount as the Manager may from time to time agree to receive). For purposes of this Agreement, "Performance Fee Rate" shall mean, with respect to each calendar quarter, the annual percentage rate of the average monthly net assets of the Series during such quarter that is determined by adding to (or subtracting from) a 0.95% base annual percentage one-eighth (1/8) of the number of basis points by which the total return of the Fund (expressed as a percentage, and calculated after giving effect to the Series' fees and expenses, excluding any fees paid to the Manager pursuant to this Agreement) during the one-year period ending at the end of such quarter exceeds (or falls short of) the Benchmark (as hereinafter defined); provided, however, that the Performance Fee Rate shall in no event exceed the annual rate of 1.45% of such average monthly net assets and shall in no event be less than the annual rate of 0.45% of such average monthly net assets; and provided, further, that, until the end of the first calendar quarter that ends on or after the 364th day following commencement of the Series' investment operations, the Performance Fee Rate shall be the annual rate of 1.20% of the average monthly net assets of the Series. For purposes of this Agreement, (a) "Benchmark" shall mean, with respect to the calculation of the Performance Fee Rate following the end of each calendar quarter, the total return (on a dividends-reinvested basis and expressed as a percentage) of the JP Morgan GBI Global Hedged US Dollar Index during the one-year period ending at the end of such quarter, and (b) with respect to any month, the net assets of the Series for such month shall be determined by averaging the value of the Series' net assets on the last business day of such month with the value of the Series' net assets on the last business day of the immediately prior month.

            Such compensation shall be payable within forty five days after the end of each calendar quarter. The Manager hereby acknowledges that the Fund's obligation to pay such compensation is binding only on the assets and property belonging to the Series.

         7. It is understood that any of the shareholders, trustees, officers, employees and agents of the Fund may be a shareholder, member, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and

Declaration of Trust of the Fund, the limited liability company agreement of the Manager or specific provisions of applicable law.

         8. The Fund acknowledges that, as between the Fund and the Manager, the Manager owns and controls the name "UM." The Manager consents to the use by the Fund of the name "UM Investment Trust" and by the Series of the name "UM Multi-Strategy Fund" or any other name embodying the letters "UM," in such forms as the Manager shall in writing approve, but only on condition and so long as
(i) this Agreement shall remain in full force and (ii) the Fund shall fully perform, fulfill and comply with all provisions of this Agreement expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Fund or the Series at any time or in any place or for any purposes or under any conditions except as in this Section 8 provided. The foregoing authorization by the Manager to the Fund and the Series to use said letters as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Fund acknowledges and agrees that as between the Manager and the Fund, the Manager has the exclusive right so to use, or authorize others to use, said letters, and the Fund agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this Section 8 (including, without limitation, consenting to such use of said letters). Without limiting the generality of the foregoing, the Fund agrees that, upon any termination of this Agreement by either party or upon the violation of any of its provisions by the Fund, the Fund will, at the request of the Manager made at any time after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Fund and the Series so as to eliminate all reference, if any, to the letters "UM," and will not thereafter transact any business in a name containing the letters "UM" in any form or combination whatsoever, or (except as may otherwise be required by law) designate itself as the same entity as or successor to any entity of such name, or otherwise use the letters "UM" or any other reference to the Manager. Such covenants on the part of the Fund and the Series shall be binding upon it, its trustees, officers, shareholders, creditors and all other persons claiming under or through it.

         9. This Agreement shall become effective as of the date of its execution, and

                  (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval;

                  (b) this Agreement may at any time be terminated on sixty days' written notice to the Manager either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series;

                  (c) this Agreement shall automatically terminate in the event of its assignment;

                  (d) this Agreement may be terminated by the Manager on ninety days' written notice to the Fund; and

                  (e) if the Manager requires the Fund or the Series to change its name so as to eliminate all references to the letters "UM," this Agreement shall automatically terminate at the time of such change unless the continuance of this Agreement after such change shall have been specifically approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

         Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty.

         10. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by vote of a majority of the outstanding voting securities of the Series and by vote of a majority of the trustees of the Fund who are not interested persons of the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

         11. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Series shall have the meaning defined in the Fund's Agreement and Declaration of Trust as amended from time to time.

         12. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, neither the Manager nor any of its members, officers, management committee members, employees or agents shall be subject to any liability to the Fund, to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

         13. The Fund agrees to indemnify out of the assets of the Series each of the Manager and all of its members, officers, management committee members and employees (each such entity or person hereinafter referred to as a "Covered Person") against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any such Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any investment or other alleged act or omission in the course of, connected with or arising out of any service to be rendered under this Agreement, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Series, and except that no Covered Person shall be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's obligations and duties. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by the Fund in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Section 13.

         14. As to any matter disposed of by a compromise payment by any such Covered Person referred to in Section 13, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Series, after notice that it involved such indemnification, (i) by a disinterested majority of the trustees of the Fund then in office; or (ii) by a majority of the disinterested trustees of the Fund then in office; or (iii) by any disinterested person or persons to whom the question may be referred by the trustees of the Fund; or (iv) by vote of shareholders of the Series holding a majority of the shares entitled to vote thereon, exclusive of any shares beneficially owned by any interested Covered Person; provided, however, that such indemnification would not protect such Covered Person against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's duties or obligations. Approval by the trustees of the Fund pursuant to clause (i) or (ii) or by any disinterested person or persons pursuant to clause (iii) of this Section 14 shall not prevent the recovery from any Covered Person of any amount paid as indemnification to such Covered Person in accordance with any of such clauses if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Series or to have been liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Covered Person's duties or obligations.

         15. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid, illegal or otherwise unenforceable to any extent, then, to the fullest extent permitted by law: (a) such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (b) all other terms and provisions of this Agreement shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible; and (c) the parties hereto shall use all reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intents of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                            UM INVESTMENT TRUST
                            on behalf of its UM Multi-Strategy Fund series



                            By: /s/ Mark P. Hurley
                               -----------------------------------------
                                Name:  Mark P. Hurley
                                Title: President


                            UNDISCOVERED MANAGERS, LLC



                            By: /s/ Mark P. Hurley
                               ----------------------------------------
                                Name:  Mark P. Hurley
                                Title: Chairman and Chief Executive Officer





                                     NOTICE

         A copy of the Agreement and Declaration of Trust establishing UM Investment Trust (the "Fund") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Fund's UM Multi-Strategy Fund series (the "Series") on behalf of the Fund by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Series.